Exhibit 99.1
November 13, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report for the period ended September 30, 2008
ReSearch Pharmaceutical Services, Inc.(“RPS” or the “Company”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is pleased to announce its unaudited third quarter results for the three month period ended September 30, 2008. These statements include unaudited comparative results for RPS which merged with Cross Shore Acquisition Corporation (“Cross Shore”) on August 30, 2007.
In addition, RPS announces that it has today filed a Form 10-Q in the U.S., as required by the Securities and Exchange Commission (“SEC”). A copy of the Form 10-Q is available on our website (www.rpsweb.com).
Financial highlights for the nine months ended September 30, 2008
•	Service revenues for the nine months ended September 30, 2008 of $117.4 million grew $31.6 million or 36.9% as compared to the same period in 2007.

•	EBITDA for the nine months ended September 30, 2008 of $6.8 million grew $1.6 million or 31% as compared to the same period in 2007.

•	Net income before provision for income taxes for the nine months ended September 30, 2008 of $5.6 million grew $7.0 million as compared with net loss before benefit for income taxes of $1.4 million for the same period in 2007.

•	Net income of $3.2 million for the nine months ended September 30, 2008 grew $1.4 million when compared to net income of $1.8 million for the same period in 2007.
Financial highlights for the three months ended September 30, 2008
•	Service revenues for the third quarter of 2008 of $39.1 million grew $8.2 million or 26.5% as compared to the same period in 2007.

•	EBITDA for the third quarter of 2008 of $1.7 million grew $0.1 million or 5% as compared to the same period in 2007.

•	Net income before provision for income taxes for the third quarter of 2008 of $1.3 million grew $1.2 million or 73% as compared with net income before provision for income taxes of $17,000 for the same period in 2007.

•	Net income of $0.7 million for the three months ended September 30, 2008 grew $0.7 million from a net loss of $20,000 in the same period in 2007.

•	As of September 30, 2008 the Company had approximately $9.3 million in cash plus $15 million of unused bank line availability.
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.
Operational highlights
The third quarter of 2008 results demonstrate the continuing growth of the Company over 2007, reflecting the addition of new business wins as well as growth within existing client programs.
During the third quarter, the Company continued to invest in its core clinical infrastructure to further strengthen its position as a leading provider of integrated, flexible solutions, prepare for our continued global expansion, and expand our full-service project capabilities in support of growing client demand. We expect that these investments will fuel our continued growth and lead to greater opportunities in the future.

November 13, 2008
Commenting on the third quarter results, Daniel M. Perlman, Chairman and CEO of RPS said:
“Growth in 2008 compared to 2007 continued into the third quarter as a result of new and existing client programs. We will continue our focus on expanding our global footprint to facilitate future growth in revenues and profitability.”

For further information please contact:
ReSearch Pharmaceutical Services, Inc.	+1 215 540 0700
Dan Perlman, Chief Executive Officer
Steven Bell, Chief Financial Officer

Nominated Adviser and UK Broker:	+44 20 7012 2100
Arbuthnot Securities Limited
James Steel / Richard Tulloch

November 13, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report to September 30, 2008
Background on RPS
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”) was incorporated in Delaware on January 30, 2006 as Cross Shore Acquisition Corporation (“Cross Shore”), a blank check company formed to serve as a vehicle for the acquisition of a then unidentified operating business engaged in the delivery of business services to consumers and companies in the United States. On April 24, 2006 Cross Shore consummated its initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange, and on April 26, 2007, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReSearch Pharmaceutical Services, Inc. (“Old RPS”). Upon the completion of the merger with Old RPS on August 30, 2007, Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc. Prior to the merger with Old RPS, Cross Shore had no operating business other than searching for an acquisition target.
Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin America, RPS is a next generation CRO and a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. Our innovative business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within our clients’ clinical drug development infrastructure. This approach was designed to meet the varied needs of small, medium and large bio-pharmaceutical companies.
Operating review of the nine months ended September 30, 2008 compared to nine months ended September 30, 2007
-	Revenues. Service revenues increased 36.9% to $117.4 million for the nine months ended September 30, 2008 from $85.8 million for the nine months ended September 30, 2007 as we generated additional business from existing and new customers. The majority of the increase is related to the continued build from existing contracts with several pharmaceutical companies in our Clinical Master Service Provider (“CMSP”) programs. CMSP revenue for the nine months ended September 30, 2008 grew 68.6% over the comparable prior period, and accounted for 62.1% of our total service revenue for the nine months ended September 30, 2008.

Reimbursement revenues and offsetting reimbursable out-of-pocket costs fluctuate from period to period due primarily to the level of pass-through expenses in a particular period. Reimbursement revenues and reimbursable out-of-pocket costs increased 29.3% to $13.2 million during the nine months ended September 30, 2008 from $10.2 million during the nine months ended September 30, 2007. The increase is due primarily to an increase in the number of staff incurred expenses on client programs.

-	Direct Costs. Direct costs increased 41.2% to $87.9 million or 74.9% of service revenues for the nine months ended September 30, 2008 as compared to $62.3 million or 72.6% of service revenues for the nine months ended September 30, 2007. The increase in direct costs is directly correlated with the increase in revenues as described above, as well as an increase in certain direct costs at a rate greater than the increase in revenues, which are related to the additional infrastructure to

November 13, 2008
support future growth. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.

-	Selling, general and administrative expenses. Selling, general and administrative expenses (“SG&A”) increased 24.1% to $22.7 million for the nine months ended September 30, 2008 from $18.3 million for the nine months ended September 30, 2007 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $14.0 million for the nine months ended September 30, 2008 as compared to $12.1 million for the nine months ended September 30, 2007. Additionally, due to our increasing global footprint we saw an increase in rent and travel expense to $2.6 million for the nine months ended September 30, 2008 as compared to $1.9 million for the nine months ended September 30, 2007, and due to our public company filing status in the US and on the AIM we saw increases to our insurance premiums, licenses and professional fees to $2.3 million for the nine months ended September 30, 2008 as compared to $1.4 million for the nine months ended September 30, 2007. Although total SG&A expenses increased for the nine month period ended September 30, 2008, SG&A expenses, as a percentage of service revenues, decreased to 19.3% for the nine months ended September 30, 2008 as compared to 21.4% for the nine months ended September 30, 2007. The decrease is attributable to our ability to leverage fixed infrastructure costs and contain semi-variable overhead costs at a slower rate of growth than revenues.

-	Depreciation and amortization expense. Depreciation and amortization expense increased 71.9% to $1.2 million for the nine months ended September 30, 2008 as compared to $0.7 million for the nine months ended September 30, 2007 due primarily to an increase in the depreciable asset base.

-	Income from operations. Income from operations increased to $5.5 million for the nine months ended September 30, 2008 as compared to income from operations of $4.5 million for the nine months ended September 30, 2007. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.

-	Interest income and expense. Interest income increased to $0.3 million during the nine months ended September 30, 2008 due to an increase in the level of investable cash on hand subsequent to the August 30, 2007 merger with Cross Shore. Interest expense decreased to $0.2 million for the nine months ended September 30, 2008 from $6.0 million during the nine months ended September 30, 2007. The decrease is due to the payoff of the outstanding balance on our line of credit and the outstanding notes payable subsequent to the merger with Cross Shore on August 30, 2007. Interest expense from the nine months ended September 30, 2007 includes a $4.7 million non-cash charge to mark our put warrant liability to market during the period. The put warrants were exchanged for shares of Cross Shore common stock in connection with the Cross Shore merger on August 30, 2007.

-	Provision for income taxes. The provision for income taxes for the nine months ended September 30, 2008 increased to $2.3 million versus a benefit of $3.2 million for the nine months ended September 30, 2007. Our effective tax rate for the nine months ended September 30, 2007 was significant as the interest charge related to the put warrant liability is non-deductible for income tax purposes. Accordingly, the income tax benefit recorded in the nine months ended September 30, 2007 is reflective of that rate. The provision for income taxes recorded during the nine months ended September 30, 2008 is reflective of our recurring effective tax rate.

November 13, 2008
-	Net income. As a result of the factors discussed above, net income for the nine months ended September 30, 2008 increased to $3.2 million or $0.10 per basic share and $0.09 per diluted share, from net income of $1.8 million for the nine months ended September 30, 2007 or $0.17 per basic share and $0.09 per diluted share.
Operating review of the three months ended September 30, 2008 compared to three months ended September 30, 2007
-	Revenues. Service revenues increased 26.5% to $39.1 million for the three months ended September 30, 2008 from $30.9 million for the three months ended September 30, 2007 as we generated additional business from existing and new customers. The majority of the increase is related to the continued build from existing contracts with several pharmaceutical companies in our CMSP programs. CMSP revenue for the three months ended September 30, 2008 grew 52.6% over the comparable prior period, and accounted for 64.0% of our total service revenue for the three months ended September 30, 2008.

Reimbursement revenues and offsetting reimbursable out-of-pocket costs fluctuate from period to period due primarily to the level of pass-through expenses in a particular period. Reimbursement revenues and reimbursable out-of-pocket costs increased 48.2% to $4.9 million during the three months ended September 30, 2008 from $3.3 million during the three months ended September 30, 2007. The increase is due primarily to an increase in the number of staff incurred expenses on client programs.

-	Direct Costs. Direct costs increased 30.6% to $29.6 million or 75.6% of service revenues for the three months ended September 30, 2008 as compared to $22.6 million or 73.2% of service revenues for the three months ended September 30, 2007. The increase in direct costs is directly correlated with the increase in revenues as described above, as well as an increase in certain direct costs at a rate greater than the increase in revenues, which are related to the additional infrastructure to support future growth. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.

-	Selling, general and administrative expenses. SG&A increased 17.7% to $7.8 million for the three months ended September 30, 2008 from $6.7 million for the three months ended September 30, 2007 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee-related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $4.9 million for the three months ended September 30, 2008 as compared to $4.5 million for the three months ended September 30, 2007. Additionally, due to our increasing global footprint we saw an increase in rent and travel expense to $0.8 million for the three months ended September 30, 2008 as compared to $0.7 million for the three months ended September 30, 2007, and due to our public company filing status in the US and on the AIM we saw increases to our insurance premiums, licenses and professional fees to $0.7 million for the three months ended September 30, 2008 as compared to $0.5 million for the three months ended September 30, 2007. Although total SG&A expenses increased for the three month period ended September 30, 2008, SG&A expenses, as a percentage of service revenues, decreased to 20.1% for the three months ended September 30, 2008 as compared to 21.6% for the three months ended September 30, 2007. The decrease is attributable to our ability to leverage fixed infrastructure costs and contain semi-variable overhead costs at a slower rate of growth than revenues.

November 13, 2008
-	Depreciation and amortization expense. Depreciation and amortization expense increased 45.0% to $0.4 million for the three months ended September 30, 2008 as compared to $0.3 million for the three months ended September 30, 2007 due primarily to an increase in the depreciable asset base.

-	Income from operations. Income from operations remained consistent at $1.3 million for the three months ended September 30, 2008 when compared to the three months ended September 30, 2007. The flat income from operations is attributable to higher direct and SG&A costs during the three months ended September 30, 2008 which offset the growth in revenues as described above.

-	Interest income and expense. Interest income decreased to $94,000 during the three months ended September 30, 2008 from interest income of $108,000 during the three months ended September 30, 2007 due primarily to a decrease in interest rates. Interest expense decreased to $91,000 for the three months ended September 30, 2008 from $1.4 million during the three months ended September 30, 2007. The decrease is due to the payoff of the outstanding balance on our line of credit and the outstanding notes payable subsequent to the merger with Cross Shore on August 30, 2007. Interest expense for the three months ended September 30, 2007 included a $0.9 million non -cash charge to mark our put warrant liability to market during the period. The put warrants were exchanged for common stock in connection with the Cross Shore merger on August 30, 2007.

-	Provision for income taxes. The provision for income taxes for the three months ended September 30, 2008 increased to $0.5 million as compared to a provision for income taxes of $40,000 for the three months ended September 30, 2007. Our effective tax rate for the three months ended September 30, 2007 was significant as the interest charge related to the put warrant liability incurred in the first quarter of 2007 was non-deductible for income tax purposes. Accordingly, the income tax expense recorded in the three months ended September 30, 2007 is reflective of that rate. The provision for income taxes recorded during the three months ended September 30, 2008 is reflective of our recurring effective tax rate.

-	Net income (loss). As a result of the factors discussed above, net income for the three months ended September 30, 2008 increased to $0.7 million or $0.02 per basic and diluted share, from a net loss of $20,000 for the three months ended September 30, 2007 or $(0.01) per share, basic and diluted.
Balance Sheet and Cash Flow
We maintain a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At September 30, 2008, there were no outstanding borrowings under this facility. Interest on outstanding borrowings under this facility is at the bank’s prime rate (5.00% at September 30, 2008). The credit facility contains various financial and other covenants, including a prohibition on paying dividends or distributions (other than dividends or distributions payable in our stock). At September 30, 2008, we were in compliance with these covenants. The facility is secured by all of our corporate assets. At September 30, 2008, we had available cash and cash equivalent balances of $9.3 million and working capital of $34.6 million, which we believe will provide sufficient liquidity for the next twelve months.
During the nine months ended September 30, 2008, our operating activities used cash of $0.4 million, a decrease of $7.8 million from the corresponding amount for the nine months ended September 30, 2007. Cash provided by operating activities during the nine month period ended September 30, 2008

November 13, 2008
can be attributed to net income of $3.2 million, supplemented by non-cash charges for depreciation of $1.2 million, and stock based compensation of $0.4 million, an increase in accounts payable of $18,000, an increase in other assets of $22,000 and a decrease in other liabilities of $25,000.
These sources of cash were offset by the use of cash in other operating assets and liabilities of $5.4 million consisting primarily of a decrease of $1.6 million in deferred revenue, a decrease of $0.3 million in customer deposits, an increase in prepaid expenses and other current assets of $0.4 million, an increase of $0.6 million in our income taxes payable/recoverable, a decrease in accrued expenses of $0.5 million, and by an increase in accounts receivable, net of allowance for doubtful accounts of $1.9 million, or 5.9%, to $34.0 million at September 30, 2008 from $32.1 million at December 31, 2007 primarily related to the timing of cash collections.
Cash used in investing activities for the nine months ended September 30, 2008 totaled $0.8 million, consisting primarily of the increase in restricted cash of $0.3 million and the purchase of property and equipment totaling $1.1 million.
Cash used in financing activities for the nine months ended September 30, 2008 totaled $0.5 million, consisting primarily of principal payments on capital lease obligations of $0.5 million.
SEC Filings
RPS has today filed with the United States Securities and Exchange Commission a quarterly report on Form 10-Q, which details the Company’s business operations along with detailed financials statements.
Further details relating to RPS, its operations and its accounting and operating policies, are set out in the Form 10-Q, copies of which can be obtained from the Company’s website at www.rpsweb.com.
Supplemental non-GAAP financial information
EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization. We believe that net income is the most directly comparable GAAP measurement to EBITDA. EBITDA is presented because we believe it is useful to investors as a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria we use to evaluate our operating performance and the performance bonuses of certain of our employees. EBITDA is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations as determined under GAAP. EBITDA and other non-GAAP financial measures have limitations which should be considered before using these measures to evaluate our liquidity or financial performance. EBITDA does not include interest expense, income tax expense or depreciation and amortization expense, which may be necessary in evaluating our operating results and liquidity requirements or those of businesses we may acquire. Our management compensates for these limitations by using EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or any business we may acquire. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures provided by other companies, because not all companies calculate this measure in the same fashion.

November 13, 2008
The following table and related notes reconciles net income (loss) to EBITDA:

	(in thousands)		(in thousands)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$748	$(22)	$3,224	$1,825
Provision (benefit) for income taxes	518	40	2,341	(3,240)
Interest (income) expense, net	(3)	1,302	(25)	5,872
Depreciation and amortization	449	310	1,233	717

EBITDA	$1,712	$1,630	$6,773	$5,174
Daniel M. Perlman, Chairman and CEO
November 13, 2008

November 13, 2008
Financial Data
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,318,017	$11,060,255
Restricted cash	1,014,722	1,321,877
Accounts receivable, less allowance for doubtful accounts of $594,000 at September 30, 2008 and $547,000 at December 31, 2007	34,015,109	32,117,662
Prepaid expenses and other current assets	2,070,540	1,671,674

Total current assets	$46,418,388	$46,171,468

Intangible assets, net	275,536	275,536
Property and equipment, net	4,247,570	3,343,371
Other assets	231,546	253,471
Deferred tax asset	375,173	375,173

Total assets	$51,548,213	$50,419,019

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,460,854	$1,442,881
Accrued expenses	5,359,178	6,489,902
Customer deposits	1,014,722	1,321,877
Deferred revenue	3,385,591	5,026,042
Current portion of capital lease obligations	579,636	536,106

Total current liabilities	$11,799,981	$14,816,808

Customer deposits	4,500,000	4,500,000
Other liabilities	284,001	258,860
Capital lease obligations, less current portion	883,538	414,002

Total liabilities	$17,467,520	$19,989,670

Stockholders’ equity:
Common stock, $.0001 par value:
Authorized shares - 150,000,000 at September 30, 2008 and December 31, 2007, issued and outstanding shares - 32,547,406 and 32,199,223 at September 30, 2008 and December 31, 2007, respectively	3,255	3,220
Additional paid-in capital	36,478,621	36,078,600
Accumulated other comprehensive income	77,220	50,305
Accumulated deficit	(2,478,403)	(5,702,776)

Total stockholders’ equity	$34,080,693	$30,429,349

Total liabilities and stockholders’ equity	$51,548,213	$50,419,019

November 13, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Service revenue	$39,113,267	$30,931,219	$117,447,462	$85,784,651
Reimbursement revenue	4,900,378	3,306,979	13,249,875	10,244,852

Total revenue	44,013,645	34,238,198	130,697,337	96,029,503

Direct costs	29,555,433	22,634,128	87,948,270	62,291,458
Reimbursable out-of-pocket costs	4,900,378	3,306,979	13,249,875	10,244,852
Selling, general, and administrative expenses	7,845,537	6,668,230	22,725,789	18,319,060
Depreciation and amortization	449,187	309,778	1,233,451	717,454

Income from operations	1,263,110	1,319,083	5,539,952	4,456,679

Interest expense	91,089	1,409,370	231,020	5,979,208
Interest income	94,189	107,699	256,190	107,699

Net income before provision for income taxes	1,266,210	17,412	5,565,122	(1,414,830)
Provision (benefit) for income taxes	517,971	39,874	2,340,750	(3,239,961)

Net income (loss)	$748,239	$(22,462)	$3,224,372	$1,825,131

Accretion of preferred stock	—	(78,419)	—	(320,819)

Net income (loss) applicable to common shares	$748,239	$(100,881)	$3,224,372	$1,504,312

Net income (loss) per common share:
Basic	$0.02	$(0.01)	$0.10	$0.17
Diluted	$0.02	$(0.01)	$0.09	$0.09

Weighted average number of common shares outstanding:
Basic	32,547,406	8,621,880	32,507,708	8,621,880
Diluted	34,049,551	8,621,880	34,069,060	19,316,161

November 13, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ending September 30,
	2008	2007
	(unaudited)
Net income	$3,224,372	$1,825,131

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,233,451	465,328
Amortization of intangible assets	—	252,126
Amortization of debt discount	—	334,603
Interest charge related to put warrant liability	—	4,723,451
Stock-based compensation	413,771	53,091
Deferred tax benefit	—	(156,979)
Changes in operating assets and liabilities:
Accounts receivable	(1,897,447)	(2,214,528)
Income taxes payable/recoverable	(591,439)	(3,936,120)
Prepaid expenses and other current assets	(398,866)	(726,019)
Other assets	21,926	44,103
Accounts payable	17,973	(995,835)
Accrued expenses	(544,071)	1,613,254
Customer deposits	(307,155)	4,452,895
Deferred revenue	(1,640,451)	1,328,440
Other liabilities	25,141	266,474

Net cash (used in) provided by operating activities	(442,795)	7,329,415

Investing activities
Change in restricted cash	307,155	47,105
Purchase of property and equipment	(1,128,412)	(1,337,390)

Net cash used in investing activities	(821,257)	(1,290,285)

Financing activities
Net repayments on lines of credit	—	(8,991,544)
Principal payments on capital lease obligations	(496,172)	(82,552)
Purchase of treasury shares	—	(172,909)
Merger consideration, net of fees paid	(17,880)	51,363,299
Distribution to stockholders	—	(20,000,000)
Payment of preferred stock dividends	—	(2,627,334)
Proceeds from the exercise of stock options	8,951	6,748
Payment of note payable	—	(4,500,000)

Net cash (used in) provided by financing activities	(505,101)	14,995,708
Effect of exchange rates on cash and cash equivalents	26,915	36,460

Net change in cash and cash equivalents	(1,742,238)	21,071,298
Cash and cash equivalents, beginning of period	11,060,255	197,024

Cash and cash equivalents, end of period	$9,318,017	$21,268,322

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$231,020	$921,154

Income taxes	$2,924,777	$853,000

Supplemental disclosures of noncash financing activities
Accretion of preferred stock dividends	$—	$320,819

Acquisition of fixed assets under capital leases	$1,211,158	$1,002,624

November 13, 2008
NOTES
The unaudited results contained herein reflect the operations of RPS only and do not contain any operating results for Cross Shore. Comparative results for 2007 reflect the results of Old RPS prior to its merger with Cross Shore.
The functional currency of RPS is U.S. dollars because that is the currency of the primary economic environment in which the company operates. These unaudited financial statements are presented in U.S. dollars.
The unaudited financial statements are presented in conformity with accounting principles generally accepted in the United States and have been prepared using the same accounting policies as set forth in the financial statements for the year ended December 31, 2007.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates”, “intends”, “plans”, “seeks”, “believes”, “estimates”, “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with RPS; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.